Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.755.8996

Linnea R. Olsen
Director, Corporate Relations
207.575.4452

February 4, 2004		Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Reports

Fourth Quarter 2003 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) today reported a net loss of $347.2 million ($1.18 per diluted common share) for the fourth quarter of 2003, compared to net income of $102.2 million ($0.42 per diluted common share) for the fourth quarter of 2002. The loss from continuing operations before cumulative effect of accounting principle change was $208.0 million ($0.71 per diluted common share) for the fourth quarter of 2003, compared to income of $98.7 million ($0.41 per diluted common share) for the fourth quarter of 2002.

Included in the loss from continuing operations before cumulative effect of accounting principle change is an after tax increase in group income protection reserves of $286.0 million, or $440.0 million before tax. In January 2004, the Company completed its annual review of claim reserves to ensure that its claim reserves make adequate and reasonable provision for future benefits and expenses. Approximately $300.0 million of the reserve strengthening reflects implementation of a lower discount rate for its group income protection claim reserves. The discount rate was lowered to reflect the Company’s expectation of future investment portfolio yield rates and the Company’s new discount rate management approach of maintaining a wider spread between its group income protection portfolio investment yield rate and its average discount rate. The Company’s new discount rate management approach is intended to better reflect the current investment environment and position the Company to be more responsive with discounts rates on new incurred claims as changes to the investment environment emerge. Approximately

$140.0 million of the reserve increase relates to a strengthening of the morbidity assumptions to reflect the impact of the continuing jobless economic recovery on claim incidence and severity. Claim incidence in the second half of 2003 was 8.4 percent higher than the first half of the year and 5.8 percent above the second half of 2002. Claim incidence is expected to continue at an elevated level for several quarters as the early indications of a recovering economy are not yet reflected in improved consumer confidence or job creation. The reserve increase represents a 5.4 percent increase in total net group income protection reserves as of December 31, 2003, which were $8.2 billion prior to this increase. This increase has no impact on the statutory reserves, statutory surplus, or risk-based capital of the Company.

Also included in the loss from continuing operations before cumulative effect of accounting principle change are net realized investment losses of $36.4 million before tax and $23.9 million after tax in the fourth quarter of 2003 compared to $80.8 million before tax and $52.6 million after tax in the fourth quarter of 2002.

In the fourth quarter of 2003, the Company entered into an agreement to sell its Japanese operations and recognized an impairment loss of $1.2 million before tax and $0.8 million after tax on this held for sale asset. The Company also recognized from this transaction a tax benefit of $6.8 million, for a net after tax gain of $6.0 million. The transaction closed in January of 2004. The Company has also announced the sale of a portion of its Argentina operations, with an expected closing date of March 2004. The Argentina operations is accounted for as an asset held for sale at December 31, 2003, and in conjunction with that classification, the Company recognized an impairment loss of $13.5 million before tax and $11.3 million after tax.

Also during the fourth quarter of 2003, the Company entered into an agreement to sell its Canadian branch and is expected to close the transaction during the first half of 2004. The Canadian branch is accounted for as an asset held for sale at December 31, 2003 and also meets the accounting criteria for being reported as a discontinued operation. In conjunction with the classification of the Canadian branch as an asset held for sale, the Company tested the goodwill related to the Canadian branch for impairment and determined that the balance of $190.9 million was impaired. The Company also recognized a loss of $9.3 million before tax and $6.0 million after tax to write down the value of bonds in the Canadian branch investment portfolio to market value. These two charges, $200.2 million before tax and $196.9 million after tax, are included in the loss from discontinued operations. In addition, the Canadian branch reported net income from discontinued operations of $17.8 million in the fourth quarter of 2003 ($27.4 million on a before-tax basis), compared to $3.5 million in the fourth quarter of 2002.

Effective October 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133 Implementation Issue B36 (DIG Issue B36), Embedded Derivatives:

Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposure That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor Under Those Instruments. DIG Issue B36 addresses financial accounting and reporting for embedded derivatives in modified coinsurance contracts that incorporate credit risk exposure unrelated to the credit risk of the counterparty to the reinsurance contract and requires the bifurcation of any such derivative from the host reinsurance contract. The adoption of DIG Issue B36 resulted in an increase as of October 1, 2003 in fixed maturity securities of $61.3 million to record the fair value of the embedded derivatives and a $39.9 million cumulative effect of accounting principle change, net of $21.4 million in tax.

Thomas R. Watjen, UnumProvident’s President and Chief Executive Officer, stated, “Our fourth quarter reported results reflect our continuing efforts to position UnumProvident to deliver better, more consistent performance. While we still have work to do, in 2003 we made great progress in strengthening our balance sheet and focusing on businesses which should generate attractive long-term returns. Our operating performance in the quarter was generally in line with our expectations, with the one exception being our group income protection results which is an area of intense focus within our Company. The actions taken last year have resulted in record levels of capital and surplus and position us to benefit more quickly from an improving economy and an increase in interest rates.”

Results by Segment

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax, net realized investment gains and losses, results of discontinued operations, and cumulative effects of accounting principle changes. These are considered non-GAAP financial measures. The Company measures segment performance excluding realized investment gains and losses because management believes that this performance measure is a better indicator of the ongoing businesses and the underlying trends in the businesses.

Because the Canadian branch is now reported as discontinued operations, its results are not included in the current and prior period results in the segment information below.

The Income Protection segment reported an operating loss of $355.7 million in the fourth quarter of 2003, compared to operating income of $147.3 million in the fourth quarter of 2002.

Within the segment, the group income protection line reported an operating loss of $429.0 million in the fourth quarter of 2003 compared to operating income of $80.5 million in the prior year fourth quarter. Included in the operating loss was the reserve strengthening of $440.0 million. Excluding this reserve strengthening, the lower earnings in the quarter relative to a year ago are primarily the result of higher claim incidence and a reduction in the discount rate used for 2003 claim incurrals in the long-term income protection line of business, as well as lower operating income in the Company’s short-term income protection line of business. Relative to the third quarter of 2003, earnings were lower due to lower overall net investment income and higher operating expenses in the Company’s United Kingdom and Japan operations, as well as lower results for the group short-term income protection line. The Company’s benefit ratio in the group income protection line, excluding the reserve strengthening, was 92.9% in the fourth quarter of 2003 compared to 92.8% in the third quarter of 2003, reflecting a reduction in the discount rate used for fourth quarter 2003 claim incurrals which offset relatively stable third quarter to fourth quarter of 2003 incidence and net claim recovery trends.

Also within this segment, the individual income protection line of business reported operating income of $53.5 million in the fourth quarter of 2003, compared to operating income of $55.2 million in the fourth quarter of 2002. Claim trends in the individual income protection line remained relatively stable in the fourth quarter of 2003 with stable claim incidence trends and a higher level of net claim recoveries.

In 2003, the Company began tracking separately the results of its recently issued individual income protection business and its closed block of individual income protection business. Operating income in the recently issued individual income protection business totaled $31.3 million in the fourth quarter of 2003 compared to $36.8 million in the fourth quarter of 2002. Operating income in the closed block of individual income protection business totaled $22.2 million in the fourth quarter of 2003 compared to $18.4 million in the fourth quarter of 2002.

Also within this segment, the long-term care line, which includes the results of both the group and individual long-term care lines, reported operating income of $15.6 million in the fourth quarter of 2003, compared to $6.0 million in the fourth quarter of 2002. Finally, the disability services line of business reported operating income of $4.2 million in the fourth quarter of 2003, compared to $5.6 million in the fourth quarter of 2002.

Premium income for the Income Protection segment increased 4.7 percent to $1,244.6 million in the fourth quarter of 2003, compared to $1,188.6 million in the fourth quarter of 2002. Within this segment, premium income for the group income protection line increased 10.3 percent to $779.0 million in the fourth quarter of 2003 from $706.3 million in the fourth quarter of 2002. Premium income for the individual income protection line declined 7.8 percent to $359.5 million in the fourth quarter of 2003 from $390.0 million in the fourth quarter of 2002. Included in the fourth quarter of 2003 results was a reinsurance transaction completed during the fourth quarter with an effective date of April 1, 2003, which reduced individual income protection premium income by approximately $16.1 million in the fourth quarter of 2003. Finally within this segment, premium income for the long-term care line increased 15.0 percent to $106.1 million in the fourth quarter of 2003 from $92.3 million in the fourth quarter of 2002.

New annualized sales (submitted date basis) for group long-term income protection fully insured products declined 11.7 percent to $153.0 million in the fourth quarter of 2003, from $173.2 million in the fourth quarter of 2002. New annualized sales (submitted date basis) for group short-term income protection fully insured products increased 12.4 percent to $60.0 million in the fourth quarter of 2003, from $53.4 million in the fourth quarter of 2002. New annualized sales (paid for basis) for individual income protection declined 11.8 percent to $36.5 million in the fourth quarter of 2003 from $41.4 million in the fourth quarter of 2002.

Premium persistency in the Company’s long-term income protection block improved to 87.2 percent for 2003 compared to 86.5 percent in 2002 and 84.5 percent in 2001. Persistency also improved in the Company’s short-term income protection line of business to 84.5 percent for 2003 compared to 81.5 percent in 2002 and 82.0 percent in 2001.

The Life and Accident segment reported operating income of $72.6 million in the fourth quarter of 2003, compared to $86.0 million in the fourth quarter of 2002. The decline in results in this segment relative to the year ago quarter was driven by lower earnings in all three lines of business in this segment; group life, accidental death & dismemberment, and voluntary life and other.

Premium income in this segment increased 7.5 percent to $482.4 million in the fourth quarter of 2003, compared to $448.7 million in the fourth quarter of 2002. New annualized sales (submitted date basis) in the group life line totaled $107.2 million in the fourth quarter of 2003, compared to $144.0 million in the fourth quarter of 2002. New annualized sales in the accidental death and dismemberment line of business totaled $11.4 million in the fourth quarter of 2003, compared to $18.6 million in the year ago quarter. New annualized sales in the brokerage voluntary life and other lines totaled $14.2 million in the fourth quarter of 2003 compared to $13.5 million in the fourth quarter of 2002.

Premium persistency in the Company’s group life line of business declined slightly to 83.2 percent for 2003 compared to 83.9 percent in 2002 and 84.6 percent in 2001.

The Colonial segment reported operating income of $37.6 million in the fourth quarter of 2003, compared to $36.2 million in the fourth quarter of 2002. Premium income for this segment increased 8.7 percent to $177.2 million in the fourth quarter of 2003, compared to $163.0 million in the fourth quarter of 2002. New annualized sales in this segment increased 16.9 percent to $98.2 million in the fourth quarter of 2003, from $84.0 million in the fourth quarter of 2002.

The Other segment, which includes results from products no longer actively marketed, reported operating losses of $2.3 million in the fourth quarter of 2003, compared to income of $8.6 million in the fourth quarter of 2002. The results for the fourth quarter of 2003 include the losses related to the Argentina operation totaling $13.5 million before tax.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $46.6 million in the fourth quarter of 2003, compared to a loss of $51.0 million in the fourth quarter of 2002. The results for the fourth quarter of 2003 include the losses related to the Japanese operation totaling $1.2 million before tax.

During the second quarter of 2003, the Company issued a total of 52,877,000 shares of common stock and 23,000,000 8.25% adjustable conversion-rate equity security units in a public offering. As a result, the weighted average number of shares used to calculate the per diluted common share results increased from 242,129,151 for the fourth quarter of 2002 to 294,822,409 for the fourth quarter of 2003. The actual number of shares outstanding as of December 31, 2003 was 296,143,422 compared to 241,587,260 as of December 31, 2002.

At December 31, 2003, book value per common share was $24.55, compared to $28.33 at December 31, 2002.

UnumProvident Corporation senior management will host a conference call on Thursday, February 5 at 9:00 a.m. (eastern) to discuss the results of operations for the fourth quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-4900. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Wednesday, February 11.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and paid US$5.8 billion in total benefits to customers in 2003. With primary offices in Chattanooga, Tenn., and Portland, Maine, the Company employs more than 13,000 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Revenue
Premium Income	$1,911.9	$1,803.0	$7,615.7	$7,151.1
Net Investment Income	548.8	522.7	2,158.4	2,028.9
Net Realized Investment Loss	(36.4)	(80.8)	(173.8)	(309.1)
Other Income	87.0	93.1	391.3	388.2

Total Revenue	2,511.3	2,338.0	9,991.6	9,259.1

Benefits and Expenses	2,842.1	2,191.7	10,426.8	8,665.9

Income (Loss) from Continuing Operations Before Income Tax and Cumulative Effect of Accounting Principle Change	$(330.8)	$146.3	$(435.2)	$593.2

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Principle Change	$(208.0)	$98.7	$(264.6)	$396.9
Income (Loss) on Discontinued Operations	(179.1)	3.5	(161.7)	11.4
Cumulative Effect of Accounting Principle Change	39.9	—	39.9	(7.1)

Net Income (Loss)	$(347.2)	$102.2	$(386.4)	$401.2

PER SHARE INFORMATION
Basic
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Principle Change	$(0.71)	$0.41	$(0.96)	$1.64
Net Income (Loss)	$(1.18)	$0.42	$(1.40)	$1.66
Weighted Average Common Shares Outstanding	294,822,409	241,559,974	276,132,176	242,032,884
Assuming Dilution
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Principle Change	$(0.71)	$0.41	$(0.96)	$1.63
Net Income (Loss)	$(1.18)	$0.42	$(1.40)	$1.65
Weighted Average Common Shares Outstanding	294,822,409	242,129,151	276,132,176	243,070,114